Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
OraSure Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.000001 per share	457(c) and 457(h)	6,000,000	$2.42	$14,520,000	0.00015310	$2,223.01
Fees to Be Paid	Total Registration Fee:							$2,223.01
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
	Total Offering Amounts					$14,520,000		$2,223.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,223.01
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.000001 per share (“Common Stock”), of OraSure Technologies, Inc. (the “Registrant”) which become issuable under the OraSure Technologies, Inc. Stock Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Represents 6,000,000 shares of Common Stock that were approved for issuance under the Plan at the Registrant’s annual meeting of stockholders on May 14, 2025.
(3)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on May 15, 2025.
(4)	The Registrant does not have any fee offsets.